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                    TEXT OF THE PROPOSED AMENDMENT IN FULL
                       TO THE ARTICLES OF INCORPORATION
                        OF STATIA TERMINALS GROUP N.V.




                     Smeets Thesseling van Bokhorst Spigt
                          draft dated April 20, 1999

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                           ARTICLES OF INCORPORATION
                                      OF
                          STATIA TERMINALS GROUP N.V.

                            NAME, SEAT AND DURATION
                                   ARTICLE 1

1.1      Name.  The name of the company is: Statia Terminals Group N.V.

1.2 Statutory seat, branches and branch offices. The company has its statutory seat at Curacao, Netherlands Antilles. The company may have one or more branches and/or branch offices outside of Curacao, Netherlands Antilles.

1.3 Transfer of statutory seat. The company may transfer its statutory seat to another country and assume the status of a legal entity formed under the laws of that country in accordance with the Netherlands Antilles Ordinance on transfer of seat to third countries, pursuant to a resolution to that effect adopted by the Board of Directors (as defined in of article 10.1 hereof), but only if it deems such transfer of seat in the best interests of the company.

1.4 Duration. The company has been constituted for an indefinite period of time.

                                    OBJECTS
                                   ARTICLE 2

2.1 Objects. The objects of the company are to incorporate, participate in, hold, manage, operate and finance entities, legal or otherwise, directly or indirectly, belonging to the Statia group of companies engaged in the business of marine terminaling in St. Eustatius, and Point Tupper, Nova Scotia, Canada, as well as (a) to participate in any other venture or company, (b) to invest its assets in securities, including shares and other certificates of participation and bonds, as well as other claims for interest bearing debts however denominated, and (c) to guarantee or otherwise secure, and to transfer in ownership, to mortgage, pledge or otherwise to encumber assets as security for the obligations of the company and for the obligations of third parties, with or without consideration.

2.2 Related activities. The company is entitled to do all that may be useful or necessary for the attainment of its objects or that is connected therewith in the widest sense.

                              CAPITAL AND SHARES
                                   ARTICLE 3

3.1 Authorized capital (amount). The authorized capital of the company amounts to Three Hundred Thousand United States Dollars (US $300,000.00).

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                                      2

3.2 Authorized capital (shares). The authorized capital consists of thirty million (30,000,000) shares, each with a par value of One United States Cent (US $0.01), and is divided into twenty million (20,000,000) class A common shares (the "class A shares" or the "common shares"), seven million eight hundred thousand (7,800,000) class B subordinated shares (the "class B shares" or the "subordinated shares"), and two million two hundred thousand (2,200,000) class C shares (the "class C shares" or the "incentive shares"). The class A shares shall be numbered A1 through A20.000.000, the class B shares shall be numbered B1 through B7.800.000, and the class C shares shall be numbered C1 through C2.200.000. The class A shares and the class B shares have full voting rights, whilst the class C shares shall be non-voting. At the date of this amendment (the "Initial Issue Date"), at least twenty percent of the authorized capital is issued and outstanding in the form of voting shares with third parties, consisting of at least 7,600,000 common shares issued in connection with the initial public offering of such shares at the Initial Issue Date and 3,800,000 subordinated shares.

3.3 Definitions of "shares", "shareholders". In these articles of incorporation, unless specifically stated otherwise herein, the term "shares" means class A shares, class B shares and class C shares, and the term "shareholders" means holders of shares of class A shares, class B shares and class C shares.

3.4 Repurchase of shares. The company is entitled to repurchase fully paid up shares in its own capital for valuable consideration, provided that at all times at least twenty percent of the authorized capital of the company in the form of voting shares remains outstanding with third parties.

3.5 Treatment of treasury shares. The company may not derive any rights from its treasury shares. For the purpose of determining its issued and outstanding capital, such shares shall not be included as part of such capital.

3.6 Cancellation of shares. The Board of Directors may, without instruction or authorization of the General Meeting (as defined in article 13.1 hereof), cancel shares which are in the possession of the company.

                      FORM OF SHARES; ISSUANCE OF SHARES
                                   ARTICLE 4

4.1      Registered form. The shares shall be issued in registered form only.

4.2 Consideration; fractional shares. Shares shall be issued at or above par. Fractional shares may be issued. Payments on shares may be made in cash and/or in kind, and in such currency as the Board of Directors deems fit.

4.3 Terms and conditions of issuance. Subject to the terms of these articles of incorporation, shares may be issued at such times, for such considerations and on such terms as may be

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                                      3

         established from time to time by the Board of Directors in its sole discretion without the approval of the shareholders, except as set forth in the next sentence. During the Subordination Period (as defined in article 5) with respect to the subordinated shares, the Board of Directors may not issue (i) more than 4,000,000 common shares, in addition to the common shares issued on the Initial Issue Date, excluding any common shares issued upon any exercise of the overallotment option by one or more underwriters of the common shares, or (ii) any equity securities ranking senior to the common shares on distribution of dividends (as set out in article 17) or on any distribution upon dissolution and liquidation of the company (as set forth in article 18), without the approval of the holders of a majority of the outstanding common shares, not including those common shares held by the holder(s) of incentive shares and their affiliates, if any. For purposes of the foregoing, an "affiliate" shall mean a holder of shares of the company that is (i) directly, or indirectly, through one or more intermediaries controlled by or under control or "common control" (as such terms are further described in the United States Securities Exchange Act of 1934) with, the company including but not limited to, any holder of the subordinated shares and/or incentive shares at the Initial Issue Date, or (ii) an officer or director of the company or of an affiliate of the company.

4.4      Exception to restriction on issuance. The restriction set forth in article 4.3 on issuance of additional common shares shall, however, not apply to the following issuances: (a) upon exercise of the over-allotment option by any underwriter of common shares, (b) upon conversion of any subordinated shares, (c) pursuant to one or more employee benefit plans of the company, (d) in the event of a combination or subdivision of any common shares, or (e) in connection with an acquisition or capital improvement by or of the company that would have resulted in an increase in Adjusted Operating Surplus (as defined in article 17) on a per common share and subordinated share, pro forma basis for the preceding four-quarter period (or within 365 days of the closing of such an acquisition or the completion of such a capital improvement and the net proceeds from such issuance are used to repay debt, if any, incurred in connection therewith).

4.5 Company may not subscribe for shares. When issuing shares, the company shall not be entitled to subscribe for its own shares.

4.6 Pre-emption. No shareholder shall have any right of pre-emption in connection with any issuance of shares in the capital of the company or other equity securities that may be issued by the company.

                              CLASS B CONVERSION
                                   ARTICLE 5

5.1 Class B shares conversion - general. If, at any time during or after the Subordination Period (as defined below), any subordinated shares are outstanding, all of such subordinated shares will convert into common shares in the manner set forth in this article: (i) if the tests for ending subordination (as set out below) have been met for any quarter ending on or after


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         June 30, 2002, one quarter of the aggregate number of subordinated shares outstanding on the Initial Issue Date (being 950,000 subordinated shares) will convert into common shares and (ii) if the tests for ending subordination have been met for any quarter ending on or after June 30, 2003, an additional quarter of the aggregate number of subordinated shares outstanding on the Initial Issue Date (being 950,000 subordinated shares) will convert into common shares, provided that such conversion of the second one-quarter of the subordinated shares may not occur until at least one calendar year following the conversion of the first one-quarter of the subordinated shares as described above. The Board of Directors shall for the purpose of such conversion be authorized in its sole discretion to take any and all necessary steps in connection therewith, including, without limitation, the determination of the applicable shares, numbered from B1 onwards representing a quarter of all outstanding subordinated shares, at each time of a conversion. For the purpose hereof, the "Subordination Period" shall mean the period from the Initial Issue Date until the tests set forth below in (a) through
         (c), inclusive, have been met for any quarter ending on or after June 30, 2004 for which:

         (a) distributions (in the form of dividends or otherwise) of Available Cash from Operating Surplus (as such terms are defined in article 17) on the common and subordinated shares with respect to each of the three consecutive non-overlapping four-quarter periods immediately preceding the date of determination that equaled or exceeded the sum of the Target Quarterly Distribution (as defined in article 17) on all of the outstanding common and subordinated shares during such periods;

         (b) the Adjusted Operating Surplus generated by the company during each of the three consecutive non-overlapping four-quarter periods immediately preceding the date of determination equaled or exceeded the sum of the Target Quarterly Distribution on all of the common and subordinated shares that were outstanding on a fully diluted basis (i.e. after assuming the exercise of all warrants, vested stock options and conversion of subordinated shares) during those periods; and

         (c) there are no outstanding Common Share Arrearages (as defined in article 17).

         For purpose of the determination of any conversion as set out above for any quarter (as further described above), the tests for ending subordination shall be met for any quarter for which:

         (d) distributions (in the form of dividends or otherwise) of Available Cash from Operating Surplus on the common and subordinated shares with respect to each of the three consecutive non-overlapping four-quarter periods immediately preceding the date of determination equaled or exceeded the sum of the Target Quarterly Distribution on all the outstanding common and subordinated shares during such periods;

         (e) the Adjusted Operating Surplus generated by the company during each of the three


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                  consecutive non-overlapping four-quarter periods immediately preceding the date of determination equaled or exceeded the sum of the Target Quarterly Distribution on all of the common and subordinated shares that were outstanding on a fully diluted basis during those periods; and

         (f)      there are no outstanding Common Share Arrearages.

5.2 Conversion of subordinated shares on expiration of the Subordination Period. Upon the expiration of the Subordination Period all outstanding subordinated shares will convert into common shares. Subject to paragraph 1 of this article, in each conversion, the relevant subordinated shares outstanding will convert on a one-for-one basis, into common shares, and will thereafter participate, among other things, pro rata with the other common shares then outstanding in distributions (in the form of dividends or otherwise) of Available Cash with due observance of the dividend and other distribution rights of the holders of incentive shares (as described in article 17) in Available Cash.

5.3 Effect of surrender and conversion. Upon conversion of the appropriate number of subordinated shares in accordance with the foregoing provisions, the Board of Directors may upon request, issue one or more share certificates representing the common shares upon conversion of the subordinated shares, all in accordance with the provisions of article 6 of these articles of incorporation. All rights relating to the subordinated shares converted into common shares shall cease and such subordinated shares shall no longer be outstanding.

                         SHARE CERTIFICATES FOR SHARES
                                   ARTICLE 6

6.1      Share certificates. Share certificates may be issued for shares.

6.2 Number of shares represented by certificates. Share certificates may be issued to represent more than one share, or, in the event of the issuance of a (temporary) global share certificate representing all common shares issued and outstanding at the Initial Issue Date. If shares held by a shareholder are represented by one share certificate, and if such shareholder disposes of part of his or her shares, such shareholder shall be entitled to request the issuance of a share certificate representing such shareholder's remaining shares.

6.3 Form and manner of issuance. Share certificates, if any, which shall include duplicates of share certificates as referred to in article 7 hereof, shall be issued and signed on behalf of the company by or on behalf of the Board of Directors or by one or more persons or entities appointed as transfer agent and/or registrar. All costs and expenses of the company associated with the issuance of share certificates (including any duplicates) at the request of a shareholder, may be charged to such requesting shareholder, unless provided otherwise in these articles of incorporation. Share certificates shall bear such legend or legends as the Board of Directors deems fit and appropriate in connection with the issuance of shares or

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         restrictions on transfer of shares. The reverse side of any certificates issued shall contain a printed form of an instrument of transfer that can be used by the holders of the shares represented by such certificates to transfer such shares, or a portion thereof, to a transferee, which may include the company in accordance with the provisions of these articles of incorporation.

                        LOST AND MUTILATED CERTIFICATES
                                   ARTICLE 7

         Lost and mutilated share certificates. If any shareholder can prove to the satisfaction of the Board of Directors or any transfer agent or registrar of the company, that any share certificate has been mutilated, mislaid or destroyed, then, at such shareholder's written request, a duplicate may be issued by the Board of Directors or any transfer agent or registrar of the company on such terms and conditions as the Board of Directors may deem fit. Upon the issuance of the duplicate share certificate (on which it shall be noted that such certificate is a duplicate), the original share certificate shall be null and void vis-a-vis the company. A mutilated share certificate may be exchanged for a duplicate certificate upon delivery of the mutilated certificate to the Board of Directors or any transfer agent or registrar of the company.

              SHAREHOLDERS REGISTER; TRANSFER OF SHARES; NOTICES
                                   ARTICLE 8

8.1 Shareholders register. The Board of Directors, or registrar or transfer agent designated pursuant to article 8.5, shall keep a shareholders register (the "Register") in which the names and addresses of all shareholders shall be registered, along with the shares issued to, and the payment thereon by, the shareholders. The Board of Directors shall regularly maintain the Register, including the registration in the Register of any issue, transfer and cancellation of shares.

8.2 Registration of other persons. The Board of Directors shall also register in the Register the names and addresses of those persons who have a right of usufruct (vruchtgebruik) or pledge (pand) on the shares.

8.3 Addresses to be furnished, etc. Each shareholder, and holder of a right of usufruct or pledge on shares is required to provide his or her address to the company. The company shall be entitled for all purposes to rely on the name and address of the aforementioned persons as entered in the Register. Such person may at any time change his or her address as entered in the Register by means of a written notification to the company at its principal office, or any transfer agent or registrar of the company.

8.4 Access to register. At the request of a shareholder, or a holder of a right of usufruct or pledge on shares, the Board of Directors shall furnish an extract of the Register, free of charge, insofar as it relates to such person's interest in a share.


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8.5      Location of register. The Register shall be kept by the Board of
         Directors at the company's principal office, or by a registrar or transfer agent designated thereto by the Board of Directors at such other location as it may deem fit. In case the Register is kept at any location other than the company's principal office, then the registrar or transfer agent shall be obligated to send to the principal office of the company a copy thereof from time to time. In case a registrar or transfer agent is appointed by the Board of Directors, then such registrar or transfer agent shall be authorized and, as the case may be, obligated to exercise the rights and fulfill the obligations set out in this article with respect to the Register.

8.6      Transfer of shares--general. With due observance of the provisions of article 9 hereof, the transfer of shares, including any limited rights thereon, shall be effected (i) by serving upon the company in the manner prescribed by law, an instrument of transfer, or (ii) by written acknowledgment by the company of the transfer, which acknowledgment shall be signed on behalf of the company by or on behalf of the Board of Directors or by the registrar or transfer agent of the company. In case a share certificate is outstanding, the written acknowledgment by the company of the transfer of a share, including any limited rights thereon, can only be made by an endorsement of the transfer on such share certificate. In that case, the transferor or transferee of a share shall present such share certificate to the company, or its registrar or transfer agent, for acknowledgment of the transfer on behalf of the company to be made thereon. In case no share certificate has been issued, the registration of the transfer of a share in the Register shall have the effect of a written acknowledgment by the company of such transfer of a share. This paragraph shall also apply in the case of an allocation of shares resulting from a division and partition of any community property.

8.7 Certain repurchase procedures. With due observance of article 3.4 hereof, in case of any repurchase of shares by the company, the holder shall surrender each certificate or certificates representing such shares, if any, to the company in the manner and at a place designated therefor by the company, with the reverse side of the certificate or certificates duly executed for the purpose of the transfer of such shares to the company. Such manner shall include personal delivery, registered mail or overnight delivery service of recognized standing.

8.8 Effect of surrender and repurchase. Upon surrender of the shares for repurchase by the company, each surrendered certificate shall be canceled, all rights of the holders of such shares as such shall cease with respect to such shares, and such shares shall no longer be deemed to be outstanding for any purpose whatsoever.

8.9 Transfer of shares--assignment of voting rights of common shares. If a common share is encumbered with a right of usufruct or pledge, then the voting right of such common share, can not be assigned to the holder of the right of usufruct or pledge.

                 PROHIBITED OWNERSHIP/RESTRICTION ON TRANSFER

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                                   ARTICLE 9

9.1 Prohibition on percentage of ownership - general. Primarily to prevent the company from becoming, or minimize the duration of its classification as, a "controlled foreign corporation" or "CFC" (as defined below) and also to prevent any ownership or transfer of the common shares which may result in such a classification, the ownership by a holder of common shares, directly, indirectly, actually or constructively (within the meaning of section 958 of the United States Internal Revenue Code of 1986, as amended (the "Code")), of more than 9.9% of all of the common and subordinated shares issued and outstanding (the "Ownership Limit") is prohibited, except as otherwise provided in this article 9 below. For the purpose of the foregoing Ownership Limit, ownership of common shares and/or subordinated shares shall be understood to include the holding of voting rights or voting power relating to such shares by law, agreement or otherwise, in whatever form.

9.2 Restriction on transfer. In order to further the purposes set forth in article 9.1, any sale, transfer, or other disposition of any common shares by a holder of common shares (a "Sale") or any other event relating to any common shares held by such a holder that would result in a Violation of the Ownership Limit (as defined below) is null and void to the extent it causes a Violation of the Ownership Limit. The restriction in the preceding sentence shall not apply to and the definition of the term "Sale" does not include (i) the conversion of subordinated shares into common shares, (ii) any subsequent transfer of the common shares resulting from such conversion, (iii) any pledge, encumbrance, transfer by operation of law, gift, inheritance or marital law of any interest in or right to any common shares, as well as any sale, transfer, or other disposition (other than a Sale) of any beneficial, as opposed to legal (registered) interest in or right to any common shares, or (iv) acquisition of any common shares pursuant to the exercise of compensatory stock options or to an employee benefit plan of the company or its subsidiaries or affiliates or any subsequent transfer of any such common shares.

9.3 Definition CFC - ownership limit. For purposes of this article, a non-United States corporation will be classified as a "controlled foreign corporation" or "CFC" for United States federal income tax purposes in any taxable year of such corporation in which more than 50% of either (i) the total combined voting power of all of its classes of stock entitled to vote or (ii) the total value of its stock is owned or considered owned (after applying certain attribution rules), on any day during a taxable year, by United
         States persons (as such term is defined in Section 7701 (a) (30) of the Code) who own or are considered to own 10% or more of the total combined voting power of all of its classes of stock entitled to vote. For purposes of this article, a "Violation of the Ownership Limit" occurs when (1) any person would own or would be considered to own by virtue of the attribution provisions of section 958 of the Code and the United States Treasury Regulations issued thereunder, or (2) any person together with its "affiliates" and "associates" (as defined in Rule 12b-2 under the United States Securities Exchange Act of 1934) and any group (within the meaning of Section 13(d)(3) of such Securities Exchange Act) of which such person is a part would own

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         or would be considered to own by virtue of the beneficial ownership provisions of Rule 13d-3 under such Securities Exchange Act, in either case more than the Ownership Limit.

9.4 Prohibition on ownership and/or transfers other than by Sale. With due observance of the provisions of foregoing paragraphs of this article, including the restrictions contained therein, any pledge, encumbrance, transfer by operation of law, gift, inheritance or marital law of any legal (registered) or beneficial interest in or right to any common shares, as well as any sale, transfer, or other disposition (other than a Sale) of any beneficial, as opposed to any interest in or right to any common shares (other than the conversion of subordinated shares into common shares, any subsequent transfer of the common shares resulting from such conversion or the acquisition of any common shares pursuant to the exercise of compensatory stock options or to an employee benefit plan of the company or its subsidiaries or affiliates or any subsequent transfer of any such common shares) (a "Gift") that would result in a Violation of the Ownership Limit is prohibited to the extent that such Gift causes a Violation of the Ownership Limit.

9.5 Waiver/declaration of non-applicability. The restrictions on transfer and ownership described in this article may be waived, or declared not applicable, and an exemption may be granted from time to time by the Board of Directors, in its sole discretion, provided the same is irrevocable with respect to a Transfer (as defined in article 9.6 below) or any other event described in this article relating to ownership by a holder of common shares above the Ownership Limit. The Board of Directors may, in its sole discretion set the terms and conditions for the issuance of such waiver, declaration of non-applicability and/or exemption.

9.6 Restrictive measures for benefit of the company. In order for the company to determine, or verify compliance with the restrictions set out above in this article, the following shall apply: (a) any person who acquires or attempts or intends to acquire ownership (direct, indirect, actual or constructive ownership within the meaning of section 958 of the Code) of common shares that will or may violate the foregoing restrictions on transferability and ownership is required to give notice immediately to the company thereof and to provide the company and the Board of Directors with such other reasonable information as it may request in order to determine the effect of a Sale, Gift (a Sale and/or a Gift to be referred to as a "Transfer") or event on the classification of the company as a CFC or for any other related purpose, (b) the company shall not recognize a person in the capacity as shareholder of common shares until its common shares have been issued in the name of such person (or in the case of a Transfer, until the common shares so transferred have been registered by or on behalf of the Board of Directors in the name of such transferee in the register); until such recognition by or on behalf of the company in the manner as aforementioned, the voting rights, dividend rights and/or other distribution rights relating to such shares shall be suspended and may not be exercised by the purported holder thereof, (c) upon the occurrence of a Gift resulting in a Violation of the Ownership Limit, the acquiror or transferee shall be required to dispose of the number of common shares that exceeds the Ownership Limit (the "Excess Common Shares") to a person whose ownership of any such

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                                      10


         shares would not violate the Ownership Limit (a "Qualified Person") within 15 days of the date of the prohibited Gift. The acquiror or transferee of Excess Common Shares pursuant to a prohibited Gift (the "Prohibited Transferee") shall be required to notify the company in writing of its compliance with the requirement in the preceding sentence within 5 days of any such compliance (a "Compliance Notice"). If the Prohibited Transferee fails to provide such a Compliance Notice to the company within 20 days of the date of the prohibited Gift, the company shall be irrevocably and exclusively authorized to sell and transfer on behalf of the Prohibited Transferee the Excess Common Shares to a Qualified Person, at a price for such shares of no less than the fair market value and to take all necessary steps in connection therewith. In the event of a Gift, the acquiror or transferee shall by acceptance or receipt of the relevant share certificate(s), if any, representing any Excess Common Shares be deemed to have agreed to the foregoing provisions set out in (c) above.

9.7 Notices, etc. Notices and other communications provided for herein shall be in writing, shall be delivered by hand or overnight courier services of recognized standing or sent by telecopy, shall be deemed given when actually received and shall be addressed as follows: if to a shareholder's address, as shown in the Register of the company; and if to the company, to the company's principal office or its registered agent, attention: Secretary.

9.8 Applicability on issue of common shares or subordinated shares. For the purpose of this article, acquisition by holders of common shares of common shares or subordinated shares by virtue of an issue or distribution of such shares to a holder of common shares shall be equated to a transfer; for the purposes of determining the amount of the issued capital, the shares to be issued or distributed shall be included therein.

                                  MANAGEMENT
                                  ARTICLE 10

10.1 Board of directors--general. The management of all the affairs, property and business of the company shall be vested in a Board of Directors (the "Board of Directors"), who shall have and may exercise all powers except such as are exclusively conferred upon the shareholders by law or by these articles of incorporation, as from time to time amended.

10.2 Board of directors--number of members/class of members. The number of persons constituting the Board of Directors shall be not less than three or more than fifteen, as fixed from time to time by the General Meeting. The number of persons constituting the Board of Directors shall, until changed at any succeeding General Meeting, be the number so fixed. The Board of Directors shall be divided into three classes, being class A directors (the "A director(s)"), class B directors (the "B director(s)") and class C directors (the "C director (s)"), the designation of which shall be determined by the General Meeting. Each director shall be so designated by the General Meeting upon appointment or reappointment, as the case may be, in case of a vacancy (as defined in article 10.4).

10.3 Board of directors--term. Each director shall serve, subject to the provisions of this article

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                                      11


         10.6, as director, with due observance of the following terms: the A directors shall initially serve - as of the Initial Issue Date - for a period of two years, and thereafter for six-year periods; the B directors shall initially serve - as of the Initial Issue Date - for a period of four years, and thereafter for six-year periods; and the C directors shall serve - as of the Initial Issue Date - for six-year periods.

10.4 Board of directors--appointment. Each director shall be appointed by the General Meeting, with due observance of the following provisions. In case of a vacancy, upon the expiration of a director's term or otherwise (each, a "vacancy"), the Board of Directors shall be authorized pursuant to a duly adopted resolution to nominate for such vacancy a director for appointment by the General Meeting. Such Board of Directors' resolution shall list at least two names for each such vacancy, which may include a former director whose term has lapsed. The resolutions to nominate directors shall be non-binding on the General Meeting; the General Meeting is free to appoint, by a duly adopted shareholders resolution in accordance with the provisions of article 14.8, the directors so nominated, or reject nomination. In case the nominated director(s) are not appointed by the General Meeting, the Board of Directors must convene within seven days of the date of the General Meeting, a new meeting, with due observance of the provision of article 14 below, at which the vacancy or vacancies shall be filled. At such subsequent General Meeting, the Board of Directors may, again, nominate - by non-binding resolution - two directors for each such vacancy for appointment by the General Meeting. Notwithstanding the foregoing sentence, at such subsequent General Meeting, the shareholders shall be free to appoint any person or entity for each vacancy as they deem fit upon rejection of the persons nominated by the Board of Directors. In the event the Board of Directors wishes to exercise its right to nominate directors, it shall in the convening of a General Meeting to appoint directors state the persons so nominated for each such vacancy by the Board of Directors.

10.5 Board of directors--vacancies in general. If one or more directors are prevented from or are incapable of acting as a director, the remaining directors may appoint one or more persons to fill such vacancy or vacancies with the same qualifications, if any, as determined by the General Meeting to serve until the immediately following General Meeting.

10.6 Board of directors--removal. Directors may be removed or suspended at any time by the General Meeting. At any General Meeting at which action is taken to remove a director, or at any subsequent General Meeting, any vacancy or vacancies created by such action may be filled with due observance of article 10.2.

10.7 Board of directors--vacancies in connection with certain reductions. If at any time the number of directors in office shall be reduced to less than three, the remaining director(s) shall forthwith call and convene a General Meeting for the purpose of filling the vacancies in the Board of Directors, and in the event that all of the directors are prevented from or are incapable of acting as directors, the company shall be temporarily managed by any person or persons previously appointed by the General Meeting to so act, who in turn shall forthwith call and convene a General Meeting for the purpose of appointing three or more directors.

         If no such General Meeting shall be called, or if no such person shall have been appointed, any person or persons holding in the aggregate at least ten percent of the issued and outstanding voting shares may call and convene a General Meeting for the purpose of appointing the directors.

10.8 Board of directors--meetings/notice. Meetings of the Board of Directors shall be held regularly at such place and at such time as the Board of Directors may from time to time determine. Special meetings of the Board of Directors shall be held as often as any two directors or the Chairman deems necessary, who shall be authorized to call the same. Notice of the time and place of a meeting of the Board of Directors shall be given:

         (a) not less than ninety-six hours before such meeting, by written notice mailed to each director, or

         (b) not later than the day immediately preceding the date of such meeting, by personal delivery, or by telephone call or by sending a telegram or telefax or other means of written notification to each director, receipt of which has been confirmed.

         A waiver of notice of any meeting of the Board of Directors signed by all of the non attending directors, whether before, at, or after the time of such meeting, shall be deemed equivalent to notice of the meeting. If all the directors are present at the meeting, notice shall be deemed to have been duly given.

10.9 Board of directors--quorum. A majority of the members of the Board of Directors shall constitute a quorum. The resolution of the majority of the directors present, in person or by proxy as hereinafter provided, at a meeting at which a quorum is so present, shall constitute the decision of the Board of Directors. In the absence of a quorum, any director may adjourn any meeting from time to time until a quorum shall be present.

10.10 Board of directors--adoption of resolutions. All resolutions to be adopted at a meeting of the Board of Directors shall be adopted by majority of the votes cast, provided that in the event of an equality of votes, the vote(s) cast by the Chairman shall be decisive.

10.11 Board of directors--meetings by telephone, etc. Meetings of the Board of Directors may be held through conference telephone calls or other communication equipment allowing all persons participating in the meeting to hear each other or through any other device permitted by law, and participation in a meeting through any such lawful device or arrangement shall constitute presence at such meeting.

10.12 Board of directors--action by written consent. When action by the Board of Directors is required or permitted to be taken, action at a meeting may be dispensed with if all the directors shall consent in writing to such action taken or being taken.

10.13 Board of directors--proxies. Directors may by telegram, telefax or other written instrument appoint a proxy to act on their behalf at any designated meeting or meetings of the Board of Directors. Such proxy can only be another director of the company.

10.14 Committees of the Board of Directors. The Board of Directors shall have the power and authority to create and disband committees of the Board of Directors, and each such committee shall have the authority and power as may from time to time be delegated to it by the Board of Directors and shall operate under the ultimate responsibility of the Board of Directors.

                         OFFICERS AND REPRESENTATIVES
                                  ARTICLE 11

11.1 Chairman and other officers and agents. The Board of Directors may designate a Chairman (the "Chairman") from among the directors. The Board of Directors may further from time to time elect a president, one or more vice-presidents (including executive or senior vice-presidents), a controller, one or more assistant controllers, a treasurer, one or more assistant treasurers, a secretary, one or more assistant secretaries and any such other officers and agents as it determines proper, all of whom shall hold office at the pleasure of the Board of Directors. The same person may hold any two or more of the aforesaid offices but no officer shall execute, acknowledge or verify an instrument in more than one capacity if such instrument is required by law or by these articles of incorporation to be executed, acknowledged or verified by two or more officers. The Chairman must be a director, but the other officers of the company need not be members of the Board of Directors.

11.2 Representation of the company. The company shall be represented at law and otherwise, and shall be bound with respect to third parties, by (i) any two directors acting jointly, (ii) any director together with any of the following persons listed in (i) through (vi) below, acting jointly, or (iii) any two of the following persons acting jointly, provided such persons are authorized by the Board of Directors to represent the company with the following titles:

         (i)      Chairman;

         (ii)     president;

         (iii) vice-presidents (including any executive vice-presidents or senior vice-presidents);

         (iv)     treasurer or assistant treasurer;

         (v)      officer;

         (vi)     secretary or assistant secretary;

         (vi)     controller or assistant controller.

         The Board of Directors may also from time to time authorize other persons, who may or may not be directors, to represent the company, who shall have such other titles as the Board of Directors may determine, provided that at all times any two of such persons can only represent the company acting jointly.

11.3 Additional power and authority of representatives. The persons holding the above mentioned titles which the Board of Directors may from time to time authorize as herein provided, shall have such power and authority as the Board of Directors may from time to time grant each of them respectively.

11.4 Additional rules and regulations. The Board of Directors may adopt and may amend and repeal such rules, regulations and resolutions as it may deem appropriate for the conduct of the affairs and the management of the company, including rules, regulations and resolutions setting forth the specific powers and duties of the holders of the above-mentioned titles (not being directors of the company), other persons and committees of the Board of Directors authorized by the Board of Directors to represent the company. Such rules, regulations and resolutions must be consistent with these articles of incorporation. Any restrictions of the powers of representation of the holders of the above-mentioned titles (other than any director) will take effect on the day after the resolutions, rules or regulations containing such restrictions have been filed at the Commercial Register of the Chamber of Commerce and Industry in Curacao, and such other places in the Netherlands Antilles where the company conducts its business.

11.5 Compensation of representatives. The directors, the holders of the above-mentioned titles and any other persons authorized by the Board of Directors to represent the company shall receive such compensation as the General Meeting (in the case of the directors) may from time to time determine or approve and the Board of Directors (in the case of all other persons not being directors) may from time to time determine.

            INDEMNIFICATION, ADVANCEMENT OF EXPENSES AND INSURANCE
                                  ARTICLE 12

12.1 Indemnification not in connection with actions by or in right of the company. The company shall have the power to indemnify, and shall indemnify to the fullest extent permitted by applicable law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the company) by reason of the fact that such person is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise or entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the company and with respect to any criminal action or proceeding, had no reasonable cause to believe that its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which was reasonably believed to be in or not opposed to the best interests of the company.

12.2 Indemnification in connection with actions by or in right of the company. The company shall have the power to indemnify, and shall indemnify to the fullest extent permitted by applicable law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the company to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the company or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise or entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company and except that no indemnification shall be made in respect of any claim, issue or matters as to which such person shall have been finally adjudged to be liable to the company for improper conduct unless and only to the extent that the court in which such action or suit was brought or any other court having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, judgments, fines and amounts paid in settlement which the court in which the action or suit was brought or such other court having appropriate jurisdiction shall deem proper.

12.3 Related expenses. To the extent that a director, officer, employee or agent of the company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in article
         12.1 and 12.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

12.4     Certain limitations on indemnification. Any indemnification under article 12.1 and 12.2 (unless ordered by a court) shall be made by the company only as authorized by contract approved, or resolution or other action adopted or taken, by the Board of Directors or by the shareholders.

12.5 Advancement of expenses. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the applicable director, officer, employee or agent to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the company as authorized by this article 12.

12.6 Indemnification and advancement of expenses not exclusive. The indemnification and advancement of expenses provided by or granted pursuant to the other paragraphs of this article 12 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in its official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

12.7 Insurance. The company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the company or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the company would have the power to indemnify him or her against such liability under the provisions of this article 12.

                       GENERAL MEETINGS OF SHAREHOLDERS
                                  ARTICLE 13

13.1 General. All general meetings of shareholders (each, a "General Meeting") shall be held on any one of the Islands of the Netherlands Antilles.

13.2 Timing. The annual General Meeting shall be held as early as reasonably practicable, and in any event not later than the first day of June, after the close of the company's preceding financial year.

13.3     Actions to be taken.  At the annual General Meeting:

         a. the Board of Directors shall render a report on the business of the company and the conduct of its affairs during the preceding financial year;

         b. the balance sheet and the profit and loss account shall be determined, set and adopted after having been submitted together with an explanatory statement (together, the "annual accounts"), stating by which standards the movable and immovable property of the company have been appraised;

         c. the person or persons referred to in paragraph 5 of article 10 hereof shall be appointed;

         d.       the appropriation of profits shall be made; and

         e. such other proposals included in the agenda specified in the notice of the meeting shall be dealt with.

                GENERAL MEETINGS--PLACE, CONVOCATION AND VOTING
                                  ARTICLE 14

14.1 Timing of other General Meetings. Other than the annual General Meeting, all General Meetings shall be held as often as the Board of Directors shall deem necessary.

14.2 Convening by Board of Directors. With due observance of article 14.3, all General Meetings shall be exclusively convened by the Board of Directors.

14.3 Request by shareholders to convene. Shareholders representing in the aggregate at least one tenth of the outstanding capital of the company may request the Board of Directors to convene a General Meeting, stating the subjects to be discussed. If the Board of Directors has not convened a meeting within four weeks after the request, the person(s) who requested the convening of the meeting shall be authorized to petition the competent courts of the Netherlands Antilles for authorization to convene such meeting, but only in accordance with, and subject to, the provisions of Article 82 of the Commercial Code of the Netherlands Antilles. A copy of the notice to convene such meeting shall be sent to the company at its principal office, and shall be given to the Board of Directors.

14.4 Method of convocation and notification. All convocations of General Meetings and all notifications to shareholders shall be made by letter mailed to the addresses of shareholders appearing in the Register.

14.5 Timing of convocation -record date. The convocation shall take place no later than ten days prior to the date of the meeting, excluding the date of the sending of the notice and the date of the meeting. The Board of Directors may set a record date for any General Meeting which shall be no less than seven days and no more than sixty days prior to the date of the meeting, to verify the eligibility of shareholders to vote, as well as to verify the ownership level of any shareholders under the provisions of article 9 of these articles of incorporation.

14.6 Agenda. The agenda for the meeting shall be specified in the convocation of the meeting or it shall be stated that the shareholders may take cognizance thereof at the principal office of the company.

14.7 Person presiding. General meetings shall be presided over by the Chairman or any other director, or, in their absence at such meeting, by a person designated thereto by the meeting.

14.8 Majority votes - quorum. All resolutions of General Meetings shall be taken by an absolute majority of votes, for which meeting a quorum exists of at least one-third of the aggregate outstanding voting shares in the capital of the company present or represented thereat, except where otherwise provided in these articles of incorporation.

14.9 Proxies. Shareholders may be represented at the meeting by a proxy authorized in writing, which shall include any message transmitted by telegram or telefax or other means of written communication.

14.10 Vote per share. At a General Meeting, one vote may be cast for each class A share and one vote may be cast for each class B share. Holders of class C shares shall not be entitled to vote, other than in the case of, and subject to the provisions of, Article 93a of the Commercial Code of the Netherlands Antilles, in which case one vote may be cast for each class C share.

14.11 Interested votes; abstentions and invalidly cast votes. Valid votes may also be cast for the shares of those who, other than as shareholders of the company, would acquire any right or be discharged from any obligation towards the company by the resolution to be adopted. Abstentions and invalidly cast votes shall not be counted as votes at a General Meeting.

14.12 Validity of certain resolutions as a result of unanimous actions. Provided and as long as the entire issued share capital is represented at any General Meeting, valid resolutions may be adopted, even when the provisions of these articles of incorporation with respect to convocation and specification of the agenda have not or have only partially been observed, provided that such resolutions are unanimously adopted.

14.13 Participations of directors. Each director shall in his or her capacity be entitled to attend, address and advise the General Meeting.


                                FINANCIAL YEAR
                                  ARTICLE 15

         Term of financial year. The financial year of the company shall run from the first day of January of each year up to and including the last day of December of such year.

                      ANNUAL ACCOUNTS; BOOKS AND RECORDS
                                  ARTICLE 16

16.1 Annual accounts--timing and manner of submission. Within five (5) months after the close of the company's financial year, the annual accounts shall be submitted to the shareholders by the Board of Directors. Each director shall sign the annual accounts; if the signature of any director is lacking, then this shall be stated therein together with the reason thereof.

16.2 Maintenance of books and records and annual accounts. The company shall maintain its books and records, as well as the annual accounts by which the profit is determined, on the basis of generally accepted accounting principles in effect in the United States of America ("US GAAP").

16.3 Annual accounts--adoption by annual General Meeting. The annual accounts shall be adopted by the annual General Meeting.

            DEFINITIONS/ GENERAL PROVISION ON PROFIT AND RESERVES;
                   PAYMENT OF MINIMUM QUARTERLY DISTRIBUTION
                       AND OTHER AMOUNTS TO SHAREHOLDERS
                                  ARTICLE 17

17.1 Definitions. For the purpose of the payment by the company of distributions on its shares by dividend or otherwise, the following definitions are used. For purposes of this article 17, for accounting purposes and otherwise, the term "company" shall be deemed to include Statia Terminals Group N.V. and its subsidiaries on a consolidated basis in accordance with U.S. GAAP.

         (i) Acquisition: Acquisition manes any transaction in which the company acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another person for the purpose of increasing the operating capacity or revenues of the company over the operating capacity or revenues of the company existing immediately prior to such transaction.

         (ii) Adjusted Operating Surplus: For any period, Adjusted Operating Surplus means:

                  (1) the Operating Surplus generated during that period, as adjusted to:

                  (a)      decrease Operating Surplus by:

         (1) any net increase in Working Capital Borrowings during that period, and

         (2) any net reduction in cash reserves for Operating Expenditures during that period not relating to an Operating Expenditure made during that period; and

                  (b)      increase Operating Surplus by:

         (1) any net decrease in Working Capital Borrowings during that period, and

         (2) any net increase in cash reserves for Operating Expenditures during that period required by any debt instrument for the repayment of principal, interest or premium.

         Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a) (1) of the definition of Operating Surplus.

         (iii) Available Cash: For any calendar quarter prior to the dissolution and liquidation of the company, Available Cash means:

         (a)      the sum of:

                           (1) all of the company's cash and cash equivalents on hand at the end of that quarter, and

                           (2) all of the company's additional cash and cash equivalents on hand on the date of determination of Available Cash for that quarter resulting from Working Capital Borrowings made after the end of that quarter;

         less

         (b) the amount of any cash reserves necessary or appropriate in the reasonable discretion of the Board of Directors to:

                           (1) provide for the proper conduct of the company's business, including reserves for future capital expenditures and for the company's anticipated future credit needs, after that quarter,

                           (2) provide funds for Target Quarterly
                           Distributions and cumulative Common Share
                           Arrearages (as defined below) for any one or more of the next four quarters, or

                           (3) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the company is a party or by which the company or any of its subsidiaries is bound or to which any of their respective assets are subject.

         With respect to Available Cash, the Board of Directors may not establish cash reserves pursuant to (b) (2) above if the effect of those reserves would be that the company is unable to distribute the Target Quarterly Distribution on all common shares, plus any cumulative Common Share Arrearage for that quarter; and disbursements made by the company or cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of Available Cash for that quarter shall be deemed to have been made, established, increased or reduced for purposes of determining Available Cash within that quarter if the Board of Directors so determines. However, Available Cash for the quarter in which the dissolution and liquidation of the company occurs and any quarter after that will equal zero.

         (iv) Capital Improvements: Additions or improvements to the capital assets owned by the company or the acquisition of existing, or the construction of new, capital assets (including terminaling and storage facilities and related assets), in each case made to increase the operating capacity or revenue of the Company existing immediately prior to such addition, improvement, acquisition or construction.

         (v) Common Share Arrearages: Common Share Arrearages means the amount by which the Target Quarterly Distribution in any quarter during the Subordination Period exceeds the distribution of Available Cash from Operating Surplus actually made for that quarter on all common shares issued and outstanding on or after the Initial Issue Date, cumulative for that quarter and all prior quarters during the Subordination Period; provided that the Common Share Arrearages will not accrue interest.

         (vi) Interim Capital Transactions: The following transactions, if they occur prior to the dissolution and liquidation of the company, are Interim Capital Transactions:

         (i) any of the company's borrowings, refinancings of indebtedness and sales of debt securities (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business);

         (ii) sales by the company of equity interests (other than any common shares issued and sold to any of the company's underwriters of the initial public offering of the common shares for the exercise of their over-allotment option at the time of the company's initial public offering); and

         (iii) sales or other voluntary or involuntary dispositions of the company's assets, except for sales or other dispositions of:

                  (a)      inventory in the ordinary course of business,

                  (b) accounts receivable and other assets in the ordinary course of business, and

                  (c) assets as a part of normal retirements or replacements.

         (vii) Operating Expenditures: All expenditures, including but not limited to, taxes, debt service payments and capital expenditures, are Operating Expenditures, except the following:

         (a) payments or prepayments of principal and premium on indebtedness:

                  (1) required in connection with the sale or other disposition of assets; or

                  (2) made in connection with the refinancing or refunding of indebtedness with the proceeds from new indebtedness or from the sale of equity interests.

         For the purpose hereof, at the election and in the reasonable discretion of the Board of Directors, any payment of principal or premium will be deemed to be refunded or refinanced by any indebtedness incurred or to be incurred by the company within 180 days before or after that payment to the extent of the principal amount of that indebtedness.

         (b)      (1)      capital expenditures made for Acquisitions or for
                           Capital Improvements;

                  (2) payment of transaction expenses relating to Interim Capital Transactions; or

                  (3) distribution(s) to shareholders, in the form of dividend or otherwise.

         For the purpose hereof, where capital expenditures are made partially for Acquisitions or Capital Improvements and partially for other purposes, the Board of Directors' allocation as made in good faith between the amounts paid for each will be deemed conclusive.

         (viii) Operating Surplus: For any period prior to the date of dissolution and liquidation of the company on a cumulative basis, Operating Surplus is:

         (a)      the sum of:

                  (1)      US$7.5 million,

                  (2) any net positive working capital on hand as of the close of business on the Initial Issue Date,

                  (3) all cash receipts for the period beginning on the Initial Issue Date and ending on the last day of that period, other than cash receipts from Interim Capital Transactions, and

                  (4) all cash receipts after the end of that period but on or before the date of determination of Operating Surplus for that period resulting from Working Capital Borrowings;

         less

         (b) the sum of:

                  (1) Operating Expenditures for the period beginning on the Initial Issue Date and ending with the last day of that period, and

                  (2) the amount of cash reserves that is necessary or advisable to be kept in the reasonable discretion of the Board of Directors to provide funds for future Operating Expenditures.

         For the purposes hereof, disbursements made or cash reserves established, increased or reduced after the end of this period but on or before the date of determination of Available Cash for this period will be deemed to have been made, established, increased or reduced for purposes of determining Operating Surplus within this period if the Board of Directors so determines. However, Operating Surplus for the quarter in which the company's dissolution and liquidation occurs and any subsequent quarter will be equal to zero.

         (ix) Unrecovered Initial Price: At any time, the Unrecovered Initial Price is the initial public offering price per common share issued on the Initial Issue Date (the "Initial Price"), after:

         (1) subtracting all distributions on or after the Initial Issue Date to shareholders, in the form of dividend or otherwise, from Interim Capital Transactions;

         (2) subtracting any distributions of cash on or after the Initial Issue Date in connection with the company's dissolution and liquidation; and

         (3) adjusting this price as the Board of Directors determined is needed to reflect any distribution, subdivision or combination of the common and/or subordinated shares on or after the Initial Issue Date.

         (x) Working Capital Borrowings: Working Capital Borrowings are borrowings made by the company exclusively for working capital purposes and made pursuant to a credit facility or other arrangement that requires all borrowings under that arrangement to be reduced to a relatively small amount each year for an economically meaningful period of time, all in the reasonable judgment of the Board of Directors.

17.2 Definition and determination of profit. The profit of any financial year, by which term is meant the net profit according to the adopted annual accounts of the company for such year, shall be determined by the annual General Meeting.

17.3 Authority - distribution dividend/reserves. The Board of Directors is the corporate body authorized to distribute and/or reserve profit of the company, as established, from time to time in the form of dividends by the General Meeting. In addition, the Board of Directors may set up, cancel, and distribute from time to time from one or more reserves to, or for the benefit of, its shareholders. Distributions shall be paid in cash unless the Board of Directors has authorized a distribution in kind.

17.4 Authority - distribution interim-dividend. If and to the extent that the Board of Directors has the reasonable expectation that sufficient profit shall be made for the relevant financial year, it may declare and pay from time to time during a calendar quarter one or more interim distributions on any class of shares in the form of interim-dividend. At the time of a declaration and payment of interim dividends, the Board of Directors may, by a duly adopted resolution thereto, qualify any amounts payable or paid, which cannot ultimately be covered by the profit for the relevant financial year, as payment out of freely distributable reserves, including, but not limited to, capital surplus reserves, insofar as available.

17.5 Certain effects of losses. In the event that the profit and loss account shows a loss for any given year, which loss cannot be covered by the reserves or compensated in another manner, no profit can be distributed in any subsequent year, until such loss has been recovered or otherwise offset by reserves.
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                                      24


17.6     Payment of Available Cash/Target Quarterly Distribution.

17.6.1 General. The company shall pay, from legally available funds therefore, on a quarterly basis, all of its Available Cash, in the manner as set out in this article 17.6. For the purpose of this article 17.6, whenever reference is made to a distribution of Available Cash, out of Operating Surplus or Interim Capital Transactions, such distributions shall be, with due observance of the provisions of article 17.6.2 through 17.6.5, made by or on behalf of the company in cash as a distribution from profit, as a dividend or interim-dividend, as the case may be, or from freely distributable reserves, including capital surplus reserves, to and for the benefit of its shareholders.

17.6.2 Target Quarterly Distribution - common shares. The company shall, out of Available Cash, pay an amount equal to US$0.45 per common share per calendar quarter (hereinafter referred to as the "Target Quarterly Distribution") or US$1.80 per common share on an annual basis, plus any Common Share Arrearages from any prior quarters, prior to any distributions on the subordinated shares in the manner set forth below in this article.

17.6.3 Target Quarterly Distribution - subordinated shares. Only after the common shares have received the Target Quarterly Distribution plus any Common Share Arrearages thereon, the company shall, out of Available Cash, pay on each subordinated share an amount equal to the Target Quarterly Distribution per calendar quarter, provided however, that no subordinated share shall be entitled to any arrearages.

17.6.4 Sources of funds. For the purpose of a distribution by the company to pay the Target Quarterly Distribution and such other amounts as set out in this article to its shareholders, the company shall use as source of funds for payment of Available Cash funds from Operating Surplus and/or from Interim Capital Transactions, with due observance of the limitation set out in this article and article 17.6.8 in particular. In this respect, for accounting purposes or otherwise, all Available Cash paid as a distribution to shareholders from any source will be treated as a distribution from Operating Surplus until the sum of all Available Cash paid as a distribution since the Initial Issue Date equals the Operating Surplus as of the end of the quarter prior to that distribution. Any Available Cash in excess of that amount (regardless of its source) will be deemed to be from Interim Capital Transactions and paid accordingly. If Available Cash from Interim Capital Transactions is paid as a distribution for each common share in an aggregate amount per common share equal to the Initial Price of that common share, plus any Common Share Arrearages, the distinction between Operating Surplus and Interim Capital Transactions will cease, and all distributions of Available Cash will be treated as if they were made from Operating Surplus.

17.6.5 Dividend and other distributions. With due observance of the foregoing article 17.6.1 through 17.6.4, the company shall pay on each common share, each subordinated share and each incentive share the following amounts out of Available Cash:

17.6.5.1 Distributions from Operating Surplus during Subordination Period. Distributions of Available Cash from Operating Surplus, if any, for any quarter during the Subordination Period will be made in the following manner:

         (a) First, 100% to the common shares, pro rata, until each outstanding common share has been paid an amount equal to the Target Quarterly Distribution for that quarter;

         (b) Second, 100% to the common shares, pro rata, until each outstanding common share has been paid an amount equal to any Common Share Arrearages accrued and unpaid for any prior quarters during the Subordination Period;

         (c) Third, 100% to the subordinated shares, pro rata, until each outstanding subordinated share has been paid an amount equal to the Target Quarterly Distribution for that quarter; and

         (d) Thereafter, any Available Cash from Operating Surplus for that quarter will be paid among the holders of common shares and subordinated shares and the holders of incentive shares in the following manner:

         (1) First, 85% to all common and subordinated shares, pro rata, and 15% to the incentive shares, pro rata, until the common shares and subordinated shares have received (including the Target Quarterly Distribution) a total of $0.495 for that quarter to each outstanding common share and subordinated share (the "first additional distribution");

         (2) Second, 75% to all common shares and subordinated shares, pro rata, and 25% to the incentive shares, until the common and subordinated shares have received (including the Target Quarterly Distribution) a total of $0.675 for that quarter to each outstanding common share and subordinated share (the "second additional distribution");

         (3) Thereafter, 50% to all common shares and subordinated shares, pro rata, and 50% to the incentive shares, pro rata.

17.6.5.2 Distribution from Operating Surplus after Subordination Period. Distributions paid out Available Cash from Operating Surplus, if any, for any quarter after the Subordination Period will be made in the following manner:

         (a) First, 100% to all common shares, pro rata, until each share has been paid an amount equal to the Target Quarterly Distribution for that quarter; and

         (b) Thereafter, in the manner set forth in article 17.6.5.1, section
         (d) (1) through (3) set forth above, with due observance of the fact that no subordinated shares shall be outstanding after the Subordination Period.

17.6.5.3 Distributions from Interim Capital Transactions. Distributions of Available Cash from Interim Capital Transactions for any quarter during or after the Subordination Period will be made in the following manner:

         (a) First, 100% to the common shares and subordinated shares, if any, pro rata until each outstanding common share has been paid Available Cash from Interim Capital Transactions in an aggregate amount per common share equal to the Initial Price;

         (b) Second, 100% to the common shares until each outstanding common share has been paid Available Cash from Interim Capital Transactions in an aggregate amount equal to any unpaid Common Share Arrearages; and

         (c) Thereafter, all distributions of Available Cash from Interim Capital Transactions will be made as if they were from Operating Surplus, in the manner of article 17.6.5.1 and 17.6.5.2, as applicable.

17.6.6.1 Adjustment of Target Quarterly Distribution - additional distribution levels. Upon a distribution of Available Cash from Interim Capital Transactions, the Target Quarterly Distribution and the additional distribution levels as referred to in article 17.6.2 and 17.6.5.1 (d)
         (1) through (3), respectively, will be adjusted by the Board of Directors downward by multiplying each such amount by a fraction equal to:

         (1) the Unrecovered Initial Price;

         divided by

         (2) the Initial Price, or the Unrecovered Initial Price, as the case may be, of the common shares immediately prior to that distribution of Available Cash from Interim Capital Transactions.

17.6.6.2 Additional adjustments. In addition to the provisions of article
         17.6.6.1 above, in the event of any combination or subdivision of common shares (whether effected by a distribution by way of dividend or otherwise payable in common shares or otherwise) but not by reason of the issuance of additional common shares for cash or property, the following amounts will be proportionately adjusted upward or downward, as appropriate, by the Board of Directors:

         (a)      the Target Quarterly Distribution;

         (b)      the additional distribution levels;

         (c)      the Unrecovered Initial Price;

         (d) the number of additional common shares issuable during the Subordination Period without a shareholder vote pursuant to the provision of article 4.3 of these articles of incorporation;

         (e) the number of common shares outstanding upon conversion of subordinated shares; and

         (f) other amounts calculated on a per common share and/or subordinated share basis.

17.6.7 Payment of Available Cash; holders of record entitled thereto. Each distribution from Available Cash shall be made by the company to the holders of record as they appear in the Register on such record date, approximately forty-five days after the end of each calendar quarter, commencing with the calendar quarter ending June 30, 1999, as shall be fixed by the Board of Directors from time to time. Any distribution of the Target Quarterly Distribution or of amounts of the additional distribution levels as referred to in article 17.6.2 and 17.6.5.1, respectively, for the period from the Initial Issue Date through June 30, 1999 will be adjusted downward by the Board of Directors based on the actual length of such period.

17.6.8 Amount of distributable Available Cash as dividends or otherwise - indenture limitation - senior notes indenture. If on any distribution date, being a date as set by the Board of Directors to pay the Target Quarterly Distribution out of Available Cash and/or such or other amounts on the shares as set out in this article, during or after the Subordinated Period, an Indenture Limitation (as defined below) is in effect, the Board of Directors shall determine the amount, if any, of dividends or other distributions out of Available Cash on the shares that the company shall be permitted to pay in cash to its shareholders consistent with the Indenture Limitation. For the purpose hereof, an "Indenture Limitation" shall be deemed to be in effect on any date to the extent that on such date any section of the Indenture shall prohibit or make impossible the payment of cash dividends by the company's subsidiaries to the company on such date. The "Indenture" means (i) that certain indenture dated as of November 27, 1996, as amended, pursuant to which the 113/4Mortgage Notes Due 2003 have been issued by Statia Terminals International N.V., a Netherlands Antilles company, and Statia Terminals Canada, Incorporated, a Nova Scotia, Canada company and as subsidiaries of the company, as in effect from time to time and (ii) any successor indenture pursuant to which debt obligations have been issued refinancing the debt obligation referred to in clause (i) above.

17.6.9 Deferral of payment on subordinated shares. The company shall with respect to any payment of Available Cash on the subordinated shares, defer the payment of the first US$ 6.8 million (being the amount equal to the aggregate Target Quarterly Distribution on the subordinated shares for one year) in the form of cash distributions, by dividend or otherwise, until the end of the Deferral Period (as defined below), but the same will be deemed paid for purposes of determining Available Cash, Operating Surplus, Adjusted Operating Surplus, additional distribution levels, early conversion rights and the expiration of the Subordinated Period. For the purpose hereof, the Deferral Period shall mean the period from the Initial

         Issue Date until the tests set forth below have been met for any quarter ending on or after June 30, 2001 for which:

         1) distributions (by dividend or otherwise) of Available Cash from Operating Surplus on the common shares and subordinated shares (including deferred distributions) for each of the two consecutive non-overlapping four-quarter periods immediately preceding the date of determination that equaled or exceeded the sum of the Target Quarterly Distribution on all of the outstanding common shares and subordinated shares during such periods;

         2) the Adjusted Operating Surplus generated during each of the two consecutive non-overlapping four-quarter periods immediately preceding the date of determination that equaled or exceeded the sum of the Target Quarterly Distribution on all of the common and subordinated shares that were outstanding on a fully diluted basis during those periods; and

         3)       there are no outstanding Common Share Arrearages.

17.6.10 Payment after deferral period. After the Deferral Period, the company will pay on the subordinated shares until the deferred distributions have been paid in full all Available Cash from Operating Surplus remaining after all Common Share Arrearages and the Target Quarterly Distributions have been paid on all common shares and subordinated shares prior to any further distribution under the provisions of this article.

            AMENDMENT OF THE ARTICLES OF INCORPORATION; DISSOLUTION
          AND LIQUIDATION OF THE COMPANY/DISTRIBUTION OF LIQUIDATION
            PROCEEDS/PROHIBITION AGAINST CERTAIN ACTIONS ADVERSE TO
                           CERTAIN CLASSES OF SHARES
                                  ARTICLE 18

18.1 Resolutions to amend the articles of incorporation, to dissolve the company or to sell its assets. Resolutions to amend the articles of incorporation, to dissolve the company or to sell all or substantially all of the assets of the company, may only be taken in a General Meeting by at least a sixty-six and two thirds percent majority of votes cast at which meeting at least one-half of the outstanding voting capital is represented.

18.2 Second meeting in certain circumstances. If the required capital is not represented at the meeting referred to in article 18.1, a second meeting shall be convened, to be held within one month after the first meeting, at which (second) meeting valid resolutions may then be taken with an absolute majority of votes cast, irrespective of the issued and outstanding voting capital represented.

18.3 Prohibition against certain actions adverse to incentive shares. In accordance with the provisions of Article 93a of the Commercial Code of the Netherlands Antilles, the General

         Meeting shall not, without the vote of the absolute majority of holders of incentive shares then outstanding, amend, alter or repeal any of the provisions of these articles of incorporation so as to affect adversely the rights or powers of such incentive shares.

18.4 Procedures for liquidation. In the event of a dissolution of the company, the liquidation shall take place under such provisions as the General Meeting shall determine with due observance of (i) the remaining paragraphs of this article 18, and (ii) the provisions of applicable law on dissolution and liquidation of Netherlands Antilles companies.

18.5 Allocation of profits. If the profit and loss account covering the financial year closing per the date of the dissolution of the company shows a profit, this profit shall be allocated in conformity with the provisions of article 17 hereof.

18.6 Liquidation Event--definition and allocation to shares. In case of any dissolution, liquidation or winding up of the affairs of the company, whether voluntary or otherwise (a "Liquidation Event"), after satisfaction of all the company's creditors in the order of priority as set out by or under applicable law, proceeds of such liquidation will be distributed to the holders of common and subordinated shares and the holders of incentive shares in accordance with their respective priorities as described below, provided however, that the holders of common shares shall be entitled to receive, out of the assets of the company available for distribution to its shareholders, in cash, (i) their Unrecovered Initial Price,
         (ii) the amount of the Target Quarterly Distribution due on each such share, plus (iii) any arrearages, before any distribution shall be made to the holders of any other class of shares, as further described below. If the company is dissolved and liquidated before the end of the Subordination Period, any distribution will be made as follows:

         (a) First, 100% to the common shares, pro rata, until each common share receives an amount equal to the sum of:

         (1)      the Unrecovered Initial Price of such common share;

         (2) the amount of the Target Quarterly Distribution for the quarter(s) during which the company's liquidation occurs; and

         (3)      any Unpaid Common Share Arrearages on that common share;

         (b) Second, 100% to the subordinated shares, pro rata, until each subordinated share receives an amount equal to the sum of:

         (1)      the Unrecovered Initial Price of that subordinated share;

         (2) the amount of the Target Quarterly Distribution for the quarter(s) during which the company's liquidation occurs; and

         (3)      any unpaid deferred distributions on that subordinated share;

         (c) Third, 85% to the common shares and subordinated shares, pro rata, and 15% to the incentive shares, pro rata, until there has been allocated under this paragraph (c) an amount per common share and subordinated share equal to:

         (1) the cumulative excess of the first additional distribution over the Target Quarterly Distribution for all common shares and subordinated shares for each quarter of the company's existence as from the Initial Issue Date, less

         (2) the cumulative amount per share of any prior distributions (by dividend or otherwise) of Available Cash from Operating Surplus in excess of the Target Quarterly Distribution that the company paid 85% to the common shares and subordinated shares, pro rata, and 15% to the incentive shares, pro rata, for each quarter of the company's existence as from the Initial Issue Date;

         (d) Fourth, 75% to the common shares and subordinated shares, pro rata, and 25% to the incentive shares, pro rata, until there has been allocated under this paragraph (d) an amount per common share and subordinated share equal to:

         (1) the cumulative excess of the second additional distribution over the first additional distribution for each quarter of the company's existence as from the Initial Issue Date,

         less

         (2) the cumulative amount per share of any distributions of Available Cash from Operating Surplus in excess of the first target distribution that the company paid 75% to the common shares and subordinated shares, pro rata, and 15% to the incentive shares, pro rata, for each quarter of the company's existence as from the Initial Issue Date; and

         (e) Thereafter, 50% to all common shares and subordinated shares, pro rata, and 50% to the incentive shares, pro rata.

18.7 If the dissolution and liquidation of the company occurs after the Subordination Period so as a result of which only common shares and incentive shares, if any, are outstanding, all of paragraph (b) above will no longer be applicable, and any reference to distribution on subordinated shares need no longer be followed.

18.8 Liquidation event--maintenance of books and records. During a period of ten years after the end of the liquidation relating to any Liquidation Event, the books and records of the company shall remain in the custody of the person designated for that purpose by the General Meeting.

                    SEPARATE MEETINGS OF CLASSES OF SHARES/
                           ACTION BY WRITTEN CONSENT
                                  ARTICLE 19

19.1 General. Separate meetings of the holders of any class of shares shall be held and may be convened by the Board of Directors at the request of the holders of the respective classes of shares, being the holders of common shares, subordinated shares or incentive shares, by the holders of ten percent of any shares of such class issued and outstanding (each a "class meeting").

19.2 Convocation. A convocation of such class meeting shall be given by means of a written notice mailed not fewer than ten days and no more than thirty days prior to the date of the meeting to the address of each holder of a class of shares, appearing in the Register.

19.3 Agenda. The notice shall contain the agenda of the meeting or shall state that it may be examined by the holders of such class of shares for inspection at the registered office of the company.

19.4 Separate meeting as determined by board of directors. Separate meetings may also be held as often as the Board of Directors deems necessary.

19.5 Resolutions outside meetings by written consent for a class of shares only; records. Resolutions of holders of a class of shares may also be adopted by written consent (without recourse to a separate meeting of holders of a class as provided herein), provided (i) all holders of shares of such class have had an opportunity to express themselves in connection with such action by written consent and (ii) such expression is made in writing. The Board of Directors shall keep a record of the resolutions thus made by written consent.

19.6 Application of provisions of articles of incorporation and laws. All the provisions of these articles of incorporation and the laws of the Netherlands Antilles as to General Meetings, in as far as possible, apply to separate meetings, except as otherwise specifically provided in this article 19.

Final declaration

At the time of the execution of the notarial deed of amendment, containing the aforementioned amendment to the articles of incorporation, the following actions shall, among others, take place and shall be deemed to take place simultaneously: (a) the company will issue at least 7,600,000 Common Shares and with the proceeds therefrom redeem all outstanding shares of Preferred Stock, (b) the company will reclassify the 47,119 shares of its outstanding Common Stock as 471,190 subordinated shares, (c) the company will issue an additional 3,328,810 subordinated shares plus

38,000 incentive rights, and (d) each of Messrs. Jonathan R. Spicehandler, and Ernest Voges shall be classified as a Class A director, each of Messrs. Justin
B. Wender, Francis Jungers, and James L. Holloway III shall be classified as a Class B director and each of Messrs. John K. Castle, James G. Cameron and David B. Pittaway shall be classified as a Class C director.